Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38865, 333-66029, 333-103245, 333-114066, 333-123675, 333-123676, 333-132054, 333-152989, 333-176620, 333-186613, 333-206395, 333-209414 and 333-213319 on Form S-8 of our reports dated May 24, 2018, relating to the consolidated financial statements of ABIOMED, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Accounting Standards Update No. 2016-09, Compensation – Stock Compensation: Improvements to Employee Share-Based Payment Accounting), and the effectiveness of ABIOMED, Inc.’s and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of ABIOMED, Inc. for the year ended March 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 24, 2018